UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 23, 2012

Southwest Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

608 South Main Street, Stillwater, Oklahoma		74074
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	405-372-2230

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB, OKSBP), ("Southwest"), Stillwater, Oklahoma, is pleased to announce the unanimous election on August 23, 2012, of Larry J. Lanie of San Antonio, Texas to the boards of directors of Southwest and its principal banking subsidiary, Stillwater National Bank and Trust Company ("SNB"). Mr. Lanie (age 69) retired on March 31, 2012 as President and Chief Executive Officer of FB Bancorp and Farm Bureau Bank, where he served since they were organized in 1998. He has 45 years of banking experience including service as President and Chief Executive Officer of USAA Federal Savings Bank from 1983 through 1986, where he established its nationwide banking operations. He is a graduate of Oklahoma State University and is a member of the Board of Governors of the Oklahoma State University Foundation. Mr. Lanie’s election by the Southwest Board and SNB filled newly created seats on the boards. Mr. Lanie also has been appointed to Southwest’s Audit Committee and Compensation Committee. There was no arrangement or understanding between Mr. Lanie and any other person pursuant to which he was selected as a director.

Southwest offers commercial and consumer lending, deposit, and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet through SNB DirectBanker®. At June 30, 2012 Southwest had total assets of $2.3 billion, deposits of $1.8 billion, and shareholders’ equity of $314.6 million.

Item 7.01 Regulation FD Disclosure.

The disclosures included under item 5.02 of this report are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Bancorp, Inc.

August 23, 2012	By:	Rick Green

Name: Rick Green
Title: President and CEO